UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2011
Tamir Biotechnology, Inc.
(Exact name of registrant as specified in its charter)

0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11 Deer Park Drive, Suite 204, Princeton Corporate Plaza, Monmouth Junction, NJ 08852
(Address of principal executive offices, with zip code)

(732) 823-1003
(Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 23, 2011, the Board of Directors (the “Board”) of Tamir Biotechnology, Inc. (“Tamir”) appointed Lawrence A. Kenyon as interim Chief Executive Officer and Chief Financial Officer of Tamir, effective immediately.

On December 16, 2011, the Board determined that the employment of Charles Muniz, President, Chief Executive Officer and Chief Financial Officer of Tamir, would end.

From December 2008 until July 2010, Mr. Kenyon, 46, was employed by Par Pharmaceuticals, Inc., a specialty pharmaceutical company, first as Executive Vice President, finance, and then as Executive Vice President and Chief Financial Officer. Prior to joining Par Pharmaceuticals, Inc., Mr. Kenyon was the President and also served as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Corporate Secretary of Tamir (under its previous name, Alfacell Corporation) since joining the company in 2007.  Mr. Kenyon also previously served as a Director at Alfacell from November 2007 until April 2009.

The compensation arrangements with respect to the appointment of Mr. Kenyon have not yet been finalized. It is expected that Mr. Kenyon will enter into a consulting agreement with the Company pursuant to which he will be entitled to a monthly salary of $5,000.

There is no arrangement or understanding between Mr. Kenyon and any other persons pursuant to which Mr. Kenyon was selected as the Chief Executive Officer and Chief Financial Officer of Tamir. Mr. Kenyon does not have any family relationship with any of the directors and executive officers of Tamir.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMIR BIOTECHNOLOGY, INC.

Date: December 23, 2011	By:	/s/Lawrence A. Kenyon
	Name:	Lawrence A. Kenyon
	Title:	Chief Executive Officer and Chief Financial Officer